INDEPENDENT AUDITORS' CONSENT

To the Board of Directors of
  American Mutual Fund, Inc.:

We consent to (a) the use in this Post-Effective Amendment No. 113 to Registration Statement No. 2-10607 on Form N-1A of our report dated December 11, 2003 appearing in the Financial Statements which are included in Part B, the Statement of Additional Information of such Registration Statement, (b) the references to us under the heading "General Information" in such Statement of Additional Information and (c) the reference to us under the heading "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.



DELOITTE & TOUCHE LLP
Los Angeles, California
December 29, 2003